EXHIBIT 99.1

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	October 1, 2013

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Michael K. Schroering
Chairman of the Board & Chief Executive Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises, Inc. announced today the New Long-term Credit Facility

OAKBROOK TERRACE, IL, October 1, 2013 – General Employment Enterprises, Inc. (NYSE MKT: JOB) (the “Company”) today announced that it has secured a revolving credit facility from Keltic Financial Partners II LP (“Keltic”) in the amount of six million dollars ($6,000,000).

Michael Schroering, Chief Executive Officer of General Employment Enterprises, Inc.  commented, “We are excited about 2014 and the opportunities for growth ahead of us. With this financing in place, it will allow us to continue focusing on the expansion of our Company.”

Andrew J. Norstrud, Chief Financial Officer of General Employment Enterprises, Inc., commented, “This agreement will enable us to extinguish the debt currently outstanding with Wells Fargo, and give us the necessary capital for 2013 and beyond.  Keltic has a proven track record of working with companies they invest in and we look forward to making this a great partnership.”

General Employment Enterprises, Inc. will use the proceeds from the note to extinguish the outstanding debt with Wells Fargo, as well as for working capital and investments in the development of the sales and marketing department.

About General Employment

General Employment provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2012, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.